UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                            U.S. Wireless Data, Inc.
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                                (Name of Issuer)



                         Common Stock, $.01 par value
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                         (Title of Class of Securities)



                                    912899408
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                                 (CUSIP number)

                                 May 14, 2003
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

[   ] Rule 13d-1(b)

[ X ] Rule 13d-1(c)

[   ] Rule 13d-1(d)
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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however see the Notes).

Cover Page
CUSIP No. 912899408                                            Page 1 of 4 Pages

1)  Names of Reporting Persons.                       American Express Travel
                                                      Related Services
                                                      Company, Inc.

    I.R.S. Identification Nos. of Above
    Persons (entities only).                          13-3133497

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2)  Check the Appropriate Box if a Member of a Group
    (See Instructions)                                (a) [ ]
                                                      (b) [ ]

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3)  SEC Use Only

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4)  Citizenship or Place of Organization              New York

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Number of Shares Beneficially Owned by
Each Reporting Person With:
    5) Sole Voting Power                              -0-
                                                      ------------------------
    6) Shared Voting Power                            -0-
                                                      ------------------------
    7) Sole Dispositive Power                         -0-
                                                      ------------------------
    8) Shared Dispositive Power                       -0-
                                                      ------------------------

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9)  Aggregate Amount Beneficially Owned by
    Each Reporting Person                             -0-

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10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares (See Instructions)        [ ]

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11) Percent of Class Represented by Amount
    in Row 9                                          0.0%

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12) Type of Reporting Person (See Instructions)       CO


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Cover Page
CUSIP No. 912899408                                            Page 2 of 4 Pages

Item 1.
 (a) Name of Issuer:                                  U.S. Wireless Data, Inc.

 (b) Address of Issuer's Principal
     Executive Offices:                               750 Lexington Avenue,
                                                      20th Floor
                                                      New York, New York 10022
Item 2.
 (a) Name of Persons Filing:                          American Express Travel
                                                      Related Services
                                                      Company, Inc.

 (b) Address of Principal Business Office
     or, if None, Residence:                          World Financial Center
                                                      American Express Tower
                                                      New York, New York 10285

 (c) Citizenship:                                     See Item 4 of Cover Page

 (d) Title of Class of Securities:                    Common Stock,
                                                      $.01 par value

 (e) CUSIP Number:                                    912899408

Item 3.
If this statement is filed pursuant to
Section 240.13d-1(b) or 240.13d-2(b) or (c),
check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act ( U.S.C 78o).

(b) [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

(d) [ ]   Investment company registered under Section 8 of the
          Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ]   An investment adviser in accordance with
          Section 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person, in accordance with Section 240.13d-1(b)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.
 Ownership
 (a) Amount Beneficially Owned:                       See item 9 of Cover Page

 (b) Percent of Class:                                See item 11 of Cover Page

 (c) Number of shares as to which the person has:
     (i)   Sole power to vote or to direct the vote   See item 5 of Cover Page
     (ii)  Shared power to vote or to direct the vote See item 6 of Cover Page
     (iii) Sole power to dispose or to direct the
           disposition of                             See item 7 of Cover Page
     (iv)  Shared power to dispose or to direct the
           disposition of                             See item 8 of Cover Page



CUSIP No. 912899408                                            Page 3 of 4 Pages

Item 5.
   Ownership of Five Percent or Less of a Class

   If this statement is being filed to report
   the fact that as of the date hereof the
   reporting person has ceased to be the
   beneficial owner of more than five percent of
   the class of securities, check the following:      [X]

Item 6.
   Ownership of More than Five Percent on Behalf
   of Another Person                                  Not Applicable

Item 7.
   Identification and Classification of the
   Subsidiary which Acquired the Security Being
   Reported on by the Parent Holding Company
   or Control Person                                  Not Applicable

Item 8.
   Identification and Classification of Members of
   the Group                                          Not Applicable

Item 9.
   Notice of Dissolution of Group                     Not Applicable

Item 10.
   Certification [filing pursuant to
   Section 240.13d-1(c)]:

   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 14, 2003                AMERICAN EXPRESS TRAVEL RELATED
                                     SERVICES COMPANY, INC.


                                     By:    /s/ Stephen P. Norman
                                            ------------------------
                                     Name:  Stephen P. Norman
                                     Title: Secretary








CUSIP No. 912899408                                            Page 4 of 4 Pages